Exhibit 10.11(b)
415 COMPLIANCE APPENDIX
TO
STERLING CHEMICALS, INC. AMENDED AND RESTATED HOURLY PAID
EMPLOYEES’ PENSION PLAN
This Appendix incorporates the elections made in the 415 Compliance Election Form adopted by the Sponsor for purposes of amending the Plan to comply with modifications to the Code Section 415 limits made by the Pension Funding Equity Act of 2004 (the “PFEA”), the Pension Protection Act of 2006 (“PPA”) and final regulations released on April 4, 2007 under Code Section 415 (“final 415 regulations”). This Appendix, together with the 415 Compliance Election Form, is intended as good faith compliance with the requirements of the PFEA, PPA, and final 415 regulations.
1.	Effective beginning the first day of the first limitation year beginning on or after July 1, 2007, the following supersedes and replaces the provisions of Article XII of the Plan.
ARTICLE XII
MAXIMUM RETIREMENT BENEFITS
12.1	Definitions
For purposes of this Article XII, the following terms have the following meanings.
(a)	An “affiliated employer” means any corporation or business, other than an Employer, which would be aggregated with an Employer for a relevant purpose under Code Section 414 as modified by Code Section 415(h).

(b)	A Participant’s “aggregate annual retirement benefit” means the sum of his “annual retirement benefit” under the Plan and his “annual retirement benefit”, if any, under any and all other “defined benefit plans” (whether or not terminated) maintained by an Employer, any “affiliated employer”, or a “predecessor employer” that are required to be aggregated with the Plan in accordance with the provisions of Treasury Regulations Section 1.415(f)-1.

For purposes of applying the “defined benefit compensation limitation”, a Participant’s “aggregate annual retirement benefit” shall exclude any benefits accrued by the Participant under a multiemployer plan. For purposes of applying the “defined benefit dollar limitation”, a Participant’s “aggregate annual retirement benefit” shall exclude benefits accrued by the Participant under a multiemployer plan, except to the extent such benefits are provided by the Employer (or an “affiliated employer”).

(c)	A Participant’s “annual retirement benefit” means the amount of retirement benefit attributable to Employer contributions which is payable to him annually under the Plan adjusted to the actuarially equivalent straight life annuity form using the factors prescribed in the following paragraphs if such benefit is to be paid in a manner other than to the Participant for his life only. A Participant’s “annual retirement benefit” includes Social Security supplements described in Code Section 411(a)(9) and benefits transferred from another “defined benefit plan”, other than transfers of distributable benefits pursuant to Treasury Regulations Section 1.411(d)-4, Q&A-3(c), but shall not include benefits attributable to a Participant’s “employee contributions.”

For purposes of determining a Participant’s “annual retirement benefit”, the following shall apply:
(i)	If payment is to be made in a form other than to the Participant for his life only, and such form is not subject to the requirements of Code Section 417(e)(3), the actuarially equivalent straight life annuity shall be determined in accordance with the provisions of subparagraph (A) or (B) below, as applicable.
(A)	For “limitation years” beginning before July 1, 2007, the annual amount of straight life annuity commencing on the same Annuity Starting Date with the same actuarial present value as the Participant’s form of payment computed using the following factors, whichever produces the greater amount: (I) the interest rate and mortality table otherwise used under the Plan for purposes of determining Actuarial Equivalence of optional forms not subject to the requirements of Code Section 417(e)(3) or (II) the “applicable mortality table” and 5 percent.

(B)	For “limitation years” beginning on and after July 1, 2007, the greater of (I) the annual amount of straight life annuity, if any, payable to the Participant under the Plan commencing at the same Annuity Starting Date as the Participant’s form of payment or (II) the annual amount of straight life annuity commencing at the same Annuity Starting Date that has the same actuarially equivalent present value as the Participant’s form of payment computed using the “applicable mortality table” and an interest rate of 5 percent.
(ii)	If payment is to be made to the Participant in a form that is subject to the requirements of Code Section 417(e)(3), the actuarially equivalent straight life annuity form shall be:
(A)	For distributions with an Annuity Starting Date in the 2004 or 2005 Plan Year, the annual amount of straight life annuity commencing on the same Annuity Starting Date that has the same actuarially equivalent present value as the Participant’s form of payment determined using the following, whichever provides the greater annual amount: (I) the mortality table and interest rate otherwise used under the Plan for purposes of determining Actuarial Equivalence of such optional form or (II) the “applicable mortality table” and an interest rate of 5.5 percent; provided, however, that for distributions with an Annuity Starting Date on or after the first day of the 2004 Plan Year and before January 1, 2005 Plan Year, use of the interest rate specified in clause (II) shall not reduce the benefit payable to the Participant below the amount determined using the “applicable interest rate” in effect as of the last day of the last Plan Year beginning before January 1, 2004. For purposes of this subparagraph (A), the “applicable interest rate” means the annual rate of interest on 30-year Treasury securities for the second calendar month preceding the Plan Year in which the Annuity Starting Date occurs.

(B)	For distributions with an Annuity Starting Date after the 2005 Plan Year, the annual amount of straight life annuity commencing on the same Annuity Starting Date that has the same actuarially equivalent present value as the Participant’s form of payment determined using the following, whichever provides the greatest annual amount: (I) the mortality table and interest rate otherwise used under the Plan for purposes of determining Actuarial Equivalence of such optional form; (II) the “applicable mortality table” and an interest rate of 5.5 percent; or (III) the “applicable mortality table” and the “417(e) interest rate” determined as of the second calendar month preceding the Plan Year in which the distribution is made, divided by 1.05. For purposes of this subparagraph (B), the “417(e) interest rate” means the following: (1) prior to the Plan Year beginning in 2008, the “applicable interest rate” described in subparagraph (A) above and (2) for Plan Years beginning on and after January 1, 2008, the adjusted first, second and third segment rates applied under Code Section 430(h)(2)(C), computed without regard to a 24 month average; provided, however, that for Plan Years beginning in 2008, 2009, 2010, and 2011, such rate shall be blended with the “applicable interest rate” described in subparagraph (A) above, as provided in Code Section 417(e)(3)(D)(ii) and (iii).
(iii)	A form of payment is not subject to the requirements of Code Section 417(e)(3) if the form of payment is either (A) a nondecreasing annuity (other than a straight life annuity) payable for a period not less than the life of the Participant (or in the case of a Qualified Preretirement Survivor Annuity, the life of the Participant’s Spouse) or (B) an annuity that decreases during the life of the Participant merely because of (I) the death of the Participant’s Beneficiary under a joint and survivor annuity, but only if the reduction is not below 50 percent of the benefit payable before the death of the Beneficiary or (II) cessation or reduction of Social Security supplements or qualified disability payments, as defined in Code Section 411(a)(9).

(iv)	No actuarial adjustment shall be made hereunder for (A) survivor benefits payable to a surviving Spouse under a Qualified Joint and Survivor Annuity to the extent such benefits would not be payable if the Participant’s benefit were paid in another form, (B) benefits that are not directly related to retirement benefits (such as qualified disability benefits, preretirement incidental death benefits, and post-retirement medical benefits), or (C) the inclusion in the form of payment of an automatic benefit increase feature, provided that (I) the form of payment is not subject to Code Section 417(e)(3) and would otherwise satisfy the limitations of this Article and (II) the Plan provides that the amount payable under the form of payment in any “limitation year” shall not exceed the limits of this Article applicable as of the Annuity Starting Date, increased in subsequent years pursuant to Code Section 415(d). For purposes of clause (C), an automatic benefit increase feature is included in a form of payment if the form of payment provides for automatic, periodic increases to benefits paid in that form.

(v)	If a Participant has or will have distributions commencing at more than one Annuity Starting Date, the “annual retirement benefit” shall be determined as of each Annuity Starting Date (and shall satisfy the limitations of this Article as of each such date), actuarially adjusting for past and future distributions of benefits commencing as of other Annuity Starting Dates. For purposes of this paragraph (v), the determination of whether a new Annuity Starting Date has occurred shall be made without regard to Treasury Regulations Section 1.401(a)-20, Q&A 10(d), but with regard to Treasury Regulations Sections 1.415(b)-1(b)(1)(iii)(B) and (C).
(d)	The “applicable mortality table” means the following: (i) prior to the first day of the first Plan Year beginning on or after January 1, 2008, the table prescribed by the Secretary of the Treasury, which is the table specified in Revenue Ruling 2001-62 and (ii) on and after the first day of the first Plan Year beginning on or after January 1, 2008, the applicable Code Section 417(e)(3) mortality table.

(e)	“Defined benefit plan” and “defined contribution plan” have the meanings given such terms in Code Section 415(k).

(f)	“Defined benefit compensation limitation” means 100 percent of a Participant’s average “415 compensation” for his high three consecutive calendar years of service. In the case of a Participant who has fewer than 10 years of service with the employer, the “defined benefit compensation limitation” shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof, but not less than one) of service with the employer and (ii) the denominator of which is 10. For purposes of this subsection, a Participant is credited with a “year of service” (computed to fractional years) for each Service Computation Period for which he is credited with the number of Hours of Service required to accrue Credited Service under the terms of the Plan, taking into account service with the Employers, any “affiliated employer”, or a “predecessor employer.”

(g)	“Defined benefit dollar limitation” means $160,000, as adjusted , effective January 1 of each year, under Code Section 415(d) in such manner as the Secretary of the Treasury shall prescribe, and payable in the form of a straight life annuity. A limitation adjusted under Code Section 415(d) will apply to “limitation years” ending with or within the calendar year for which the adjustment applies. A Participant’s “annual retirement benefit” shall not be adjusted to reflect increases in the “defined benefit dollar limitation” effective for “limitation years” beginning after the “limitation year” in which his termination occurred.

The “defined benefit dollar limitation” shall be adjusted as follows:
(i)	If the Participant has fewer than 10 years of participation in the Plan, the “defined benefit dollar limitation” shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof, but not less than one) of participation in the plan and (ii) the denominator of which is 10. For purposes of this paragraph, a Participant is credited with a “year of participation” (computed to fractional years) for each Service Computation Period (as defined for purposes of crediting Credited Service) for which he is credited with a year (or fraction of a year) of Credited Service, provided that (A) he is included as a Participant under the eligibility provisions of the Plan for at least one day of such Service Computation Period and (B) the Plan is established no later than the last day of such Service Computation Period. No more than one year of participation shall be credited for a Service Computation Period.

(ii)	If the benefit of a Participant begins prior to age 62, the “defined benefit dollar limitation” applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the Participant’s Annuity Starting Date that is:
(A)	For “limitation years” beginning before July 1, 2007, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the following factors, whichever produces the lesser annual amount: (I) the interest rate and mortality table (or other tabular factor) specified in Section 6.2 or 7.3, as applicable, for adjusting benefits for early commencement or (II) the “applicable mortality table” and an interest rate of 5 percent.

(B)	For “limitation years” beginning on or after July 1, 2007, the following, as applicable:
(I)	If the plan does not provide an immediately commencing straight life annuity commencing at both age 62 and the Participant’s age at his Annuity Starting Date, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the “applicable mortality table” (expressing the Participant’s age based on completed calendar months as of the Annuity Starting Date) and an interest rate of 5 percent.

(II)	If the plan does provide an immediately commencing straight life annuity commencing at both age 62 and the Participant’s age at his Annuity Starting Date, the lesser of: (a) the amount determined under (I) above or (b) the “defined benefit dollar limitation” (adjusted under (i) above, if required ) multiplied by the ratio of the annual amount of the immediately commencing straight life annuity under the Plan at the Participant’s Annuity Starting Date to the annual amount of the immediately commencing straight life annuity under the Plan at age 62, both determined without applying the limitations of this Article.
Any decrease in the “defined benefit dollar limitation” determined in accordance with this paragraph (ii) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account. For this purpose, no forfeiture is treated as occuring upon the Participant’s death if the Plan does not charge Participants for providing Qualified Preretirement Survivor Annuity coverage.
(iii)	If the benefit of a Participant begins after the Participant attains age 65, the “defined benefit dollar limitation” applicable to the Participant at the later age is an annual benefit payable in the form of a straight life annuity beginning at the Annuity Starting Date that is:
(A)	For “limitation years” beginning before July 1, 2007, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the following factors, whichever provides the lesser amount: (I) the interest rate and mortality table (or other tabular factor) used under the Plan to determine Actuarial Equivalence for purposes of delayed retirement or (II) the “applicable mortality table” and an interest rate of 5 percent.

(B)	For “limitation years” beginning on or after July 1, 2007, the following, as applicable:
(I)	If the plan does not provide an immediately commencing straight life annuity commencing at both age 65 and the Participant’s age at his Annuity Starting Date, the actuarial equivalent of the “defined benefit dollar limitation” (adjusted under (i) above, if required) determined using the “applicable mortality table” (expressing the Participant’s age based on completed calendar months as of the Annuity Starting Date) and an interest rate of 5 percent.

(II)	If the plan does provide an immediately commencing straight life annuity commencing at both age 65 and the Participant’s age at his Annuity Starting Date, the lesser of: (a) the amount determined under (I) above or (b) the “defined benefit dollar limitation” (adjusted under (i) above, if required ) multiplied by the ratio of the annual amount of the adjusted immediately commencing straight life annuity under the Plan at the Participant’s Annuity Starting Date to the annual amount of the adjusted immediately commencing straight life annuity under the Plan at age 65, both determined without applying the limitations of this Article. The adjusted immediately commencing straight life annuity at the Participant’s Annuity Starting Date is the annual amount of such annuity payable to the Participant computed disregarding accruals after age 65, but including actuarial adjustments even if those adjustments are used to offset accruals and the adjusted immediately commencing straight life annuity under the Plan at age 65 is the annual amount of such annuity that would be payable to a hypothetical Participant who is age 65 and has the same Accrued Benefit as the Participant.
Any adjustment to the “defined benefit dollar limitation” determined in accordance with this paragraph (iii) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account. For this purpose, no forfeiture is treated as occuring upon the Participant’s death if the Plan does not charge Participants for providing Qualified Preretirement Survivor Annuity coverage.
(h)	An “employee contribution” means any employee after-tax contribution contributed by a Participant under any qualified plan of an Employer or an “affiliated employer”, including mandatory employee contributions, as defined in Code Section 411(c)(2)(C).

(i)	A Participant’s “415 compensation” with respect to a calendar year means the following: the Participant’s remuneration for services, including (A) his wages, salaries, fees for professional service, and all other amounts received (without regard to whether such amounts are paid in cash) for personal services actually rendered in the course of employment with an Employer or an “affiliated employer” paid to him for such period, to the extent the amounts would have been received and includable in gross income, including, but not limited to, commissions paid to salesperson, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan described in Treasury Regulations Section 1.62-2(c) or (B) in case of a Participant who is an employee within the meaning of Code Section 401(c)(1), the Participant’s earned income, as described in Code Section 401(c)(2) and regulations issued thereunder, but excluding (i) contributions (other than elective contributions described in Code Section 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) made on behalf of the Participant by an Employer or an “affiliated employer” to a plan of deferred compensation (including a simplified employee pension described in Code Section 408(k) or a simple retirement account described in Code Section 408(p)), whether or not qualified, to the extent that, before application of the limitations of Code Section 415 to such plan, the contributions are not includable in the gross income of the Participant for the taxable year in which contributed, (ii) any distributions from a plan of deferred compensation, whether or not qualified, (except amounts received pursuant to an unfunded non-qualified plan in the year such amounts are includable in the gross income of the Participant), (iii) amounts realized from the exercise of a non-qualified option or when restricted stock or other property held by the Participant either becomes freely transferable or is no longer subject to substantial risk of forfeiture, (iv) amounts received from the sale, exchange or other disposition of stock acquired under a qualified stock option, (v) any other amounts that receive special tax benefits, such as premiums for group term life insurance (but only to the extent that the premiums are not includable in the gross income of the Participant and are not salary reduction amounts that are described in Code Section 125), and (vi) other items that are similar to the items listed in (i) through (v) above.

“415 compensation” includes (i) any elective deferral, as defined in Code Section 402(g)(3) and (ii) any amount contributed or deferred by the Employer at the Participant’s election which is not includable in the Participant’s gross income by reason of Code Section 125, 132(f)(4), or 457.

If a Participant has a severance from employment (as defined in Treasury Regulations Section 1.415(a)-1(f)(5)) with the Employer and all “affiliated employers”, “415 compensation” does not include amounts received by the Participant following such severance from employment except amounts paid before the later of (a) the close of the “limitation year” in which the Participant’s employment terminates or (b) within 2 1/2 months of such severance if such amounts:
•	would otherwise have been paid to the Participant in the course of his employment and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential pay), commissions, bonuses, or other similar compensation

•	are payments for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use such leave if his employment had continued and such amounts would have been includable in “415 compensation” if his employment had continued

•	are received by the Participant pursuant to a non-qualified, unfunded deferred compensation plan, but only if the Participant would have received such payments at the same time if he had continued in employment and only to the extent the payments are includable in the Participant’s gross income
For purposes of this subsection, a Participant will not be considered to have incurred a severance from employment if his new employer continues to maintain the plan with respect to such Participant.
Notwithstanding the foregoing, effective for years beginning after December 31, 2008, amounts paid by an Employer or an “affiliated employer” to a Participant who is not performing services for the Employer or “affiliated employer” due to qualified military service (within the meaning of Code Section 414(u)(1)) shall be included as “415 compensation” to the extent such amounts do not exceed the amounts the Participant would have received if he had continued in employment with the Employer or “affiliated employer”.
In no event, however, shall the compensation of a Participant taken into account under the Plan for any calendar year exceed the Code Section 401(a)(17) limit in effect for such calendar year ($225,000 for the calendar year beginning in 2007, subject to adjustment annually as provided in Code Section 401(a)(17)(B) and Code Section 415(d)). Effective for calendar years beginning on and after July 1, 2007, the limit described in this paragraph shall be applied annually to “415 compensation” earned in such calendar year and “415 compensation” for a calendar year shall not increase as a result of an increase in the Code Section 401(a)(17) limit applicable to a future calendar year.
To be included in a Participant’s “415 compensation” for a particular calendar year, an amount must have been received by the Participant (or would have been received, but for the Participant’s election under Code Section 125, 132(f)(4), 401(k), 402(h)(1)(B), 403(b), 408(p)(2)(A)(i), or 457) within such calendar year.
(j)	The “limitation year” means the calendar year.

(k)	A “predecessor employer” means (1) any former employer with respect to which an Employer or “affiliated employer” maintains a plan that provides benefits that the Participant accrued while performing services for such other employer or (2) a former entity that antedates an Employer or an “affiliated employer” if under the facts and circumstances the Employer or “affiliated employer” constitutes a continuation of all or a part of the trade or business of the former entity.
12.2	Maximum Limitation on Annual Benefits
The “aggregate annual retirement benefit” accrued or payable to a Participant may not at any time within any “limitation year” exceed the lesser of the “defined benefit compensation limitation” or the “defined benefit dollar limitation”; provided, however, that the “aggregate annual retirement benefit” accrued or payable to a Participant shall be deemed not to exceed such limits if:
(a)	The “aggregate annual retirement benefit” payable for a “limitation year” under any available form of payment does not exceed $10,000 multiplied by a fraction, the numerator of which is the Participant’s number of years of service (as defined above with respect to the “defined benefit compensation limitation”), not to exceed 10 years of service, and the denominator of which is 10; and

(b)	The Employers, all “affiliated employers”, and any “predecessor employer” have not at any time maintained a separate “defined contribution plan” in which the Participant participated.
12.3	Grandfather Prior Benefits
Notwithstanding any other provision of this Article to the contrary, in no event will application of the limits contained in this Article reduce the “aggregate annual retirement benefit” accrued or payable to a Participant below the “aggregate annual retirement benefit” accrued or payable to the Participant as of the end of the last “limitation year” beginning before July 1, 2007 under the provisions of the Plan adopted and in effect before April 5, 2007, provided that such provisions satisfied the requirements of Code Section 415 and the regulations and published guidance issued thereunder in effect as of the end of the last “limitation year” beginning before July 1, 2007, as provided in Treasury Regulations Section 1.415(a)-1(g)(4).
12.4	Frozen Benefits
Accruals under the Plan were frozen as of the freeze date specified elsewhere in the Plan. Except as otherwise specifically provided herein, nothing in this Article is intended to increase the benefit accrued or payable to a Participant under the Plan as of such freeze date. This restriction shall not apply to an increase in the amount payable under this Article resulting from a change in the factors used to convert a Participant’s “annual retirement benefit” to a form other than an annuity payable for his life only or to adjust for payments made prior to age 62 or after age 65.
12.5	Manner of Reduction
If a Participant’s “annual retirement benefit” that would otherwise accrue or be payable for a “limitation year” would exceed the limitations specified in this Article, his “annual retirement benefit” accrued or payable for such “limitation year” shall be reduced to the extent necessary. If a Participant is also covered by another “defined benefit plan” required to be aggregated with the Plan under Treasury Regulations Section 1.415(f)-1 and his “aggregate annual retirement benefit” that would otherwise accrue or be payable for a “limitation year” would exceed the limitations of this Section, his “annual retirement benefit” accrued or payable for such “limitation year” shall be reduced by an amount equal to the amount by which his “aggregate annual retirement benefit” for such “limitation year” would exceed the limitations of this Section multiplied by a fraction, the numerator of which is his “annual retirement benefit” (determined without regard to this Section) and the denominator of which is his “aggregate annual retirement benefit” (determined without regard to the limitations of this Section or any corresponding limitation in any other “defined benefit plan” maintained by an Employer, any “affiliated employer,” or any predecessor employer”).
If the limitations contained in this Article are nevertheless exceeded with respect to a Participant for any “limitation year,” correction shall be made in accordance with the Employee Plans Compliance Resolution System, as set forth in Revenue Procedure 2006-27, or any superseding guidance.